                                                                       EXHIBIT 5

                      [LETTERHEAD OF FAEGRE & BENSON, LLP]









                                 June 13, 2001




Board of Directors
CIMA LABS INC.
10000 Valley View Road
Eden Prairie, MN 55344


         In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 1,500,000 shares of Common Stock, par value $.01 per share (the "Shares"), of CIMA LABS INC., a Delaware corporation (the "Company"), pursuant to the CIMA LABS INC. 2001 Stock Incentive Plan, as amended, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.


         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                    Very truly yours,

                                                    /s/ Faegre & Benson LLP

                                                    FAEGRE & BENSON LLP